February 21, 2018

Thomas J. Manning

c/o Dun & Bradstreet

103 JFK Parkway

Short Hill, NJ 07078

Dear Tom:

I am pleased to confirm the offer to you to join Dun & Bradstreet in the position of Chairman of the Board and interim Chief Executive Officer, effective February 12, 2018. In this position you will report directly to the Board of Directors, and be located in our Short Hills, NJ office starting on February 12, 2018. I am looking forward to your helping us build the future of Dun & Bradstreet.

The purpose of this letter is to provide clarity to you on the compensation and benefits programs for which you will be eligible. The details of our offer are below.

Base Salary: Your base salary will be at a monthly rate of $100,000 (annualized rate of $1,200,000), less deductions and withholdings that are required by law and that may be designated by you, and will be payable on the same payroll schedule as our other employees, currently semi-monthly.

Hire–On Equity Grant: You have been approved for a hire-on equity grant of 4,516 Dun & Bradstreet Restricted Stock Units (RSUs) with an estimated economic value of $500,000. The restrictions on these units will lapse 100% on the earlier of one (1) year from date of grant or upon the hire of a new Chief Executive Officer (assuming your continued service with Dun & Bradstreet on the vesting date). The grant date will be March 1, 2018.

Your hire-on grant is contingent upon your execution of our Employee Agreement for Equity Recipients (a copy of which is enclosed for your information). All equity grants shall be subject to the provisions of The Dun & Bradstreet Corporation 2009 Stock Incentive Plan and applicable grant agreement.

Work Site Commuting and Living Arrangements: We anticipate that you will commute weekly to and from your permanent residence. We will cover the costs associated with your commuting to Short Hills, NJ, as well as your living arrangements in the Short Hills, area. This includes air transportation, car service to and from the airport, rental car in NJ, living accommodation and a per diem for meals and miscellaneous expenses. The Company support for these arrangements is taxable and will be included in your Dun &

Bradstreet W-2 earnings. Our relocation vendor, the MIGroup will be the contact for the administration of your commuting and living arrangements. We will also provide you with tax assistance (for those taxable items other than salary and equity) as well as tax preparation through Deloitte Tax LLP, for the period you are the Company’s interim Chief Executive Officer. Tax assistance will be provided such that your ultimate tax liability will be similar to the level you would have paid excluding the work site commuting and living arrangements.

Stock Ownership Guidelines: Dun & Bradstreet’s Stock Ownership Guidelines align a senior leader’s individual financial interest with that of Dun & Bradstreet’s shareholders and, also, encourage senior leaders of Dun & Bradstreet to act like owners focused on the creation of longer term value. Positions at Dun & Bradstreet covered by stock ownership guidelines include all members of the Executive Leadership Team. These positions play a key role in implementing our strategy and have the opportunity to make a significant impact on our long-term business performance. In your position the expected level of stock ownership is the value equivalent to a multiple of six times your base salary. Under these guidelines, you may not dispose of company shares until you have met your target ownership. A copy of the Stock Ownership Guidelines will be provided for your information.

Benefits: You will be eligible to participate in the comprehensive Dun & Bradstreet benefits program. Coverage is elected during your first few weeks and is retroactive to your first day of employment. Our goal is to provide you with the information you need to make informed decisions when it comes to choosing your benefits.  You will receive a copy of the New Team Member Benefits Guide that will provide you with an overview of the Dun & Bradstreet benefits and rates and explain how each plan works and the cost associated with each benefit option.  The Benefits Guide also includes a checklist that outlines the actions you should take between now and your first two months of employment at Dun & Bradstreet to ensure you maximize your available benefit opportunities.

Dun & Bradstreet offers a generous vacation policy.  During each calendar year, team members are eligible to earn a certain number of vacation hours based on their years of service. In 2018, you will be eligible to take up to 20 vacation days to be accrued pursuant to the Dun & Bradstreet time-off policies.  You will also be eligible for one Floating Holiday, one Unsick Day, and two Volunteer Days each year.

Employee Agreement:  You will be required to sign an Employee Agreement for Equity Recipients, as well as the Conflict of Interest Disclosure and Certification, which requires that you disclose any and all potential conflicts of interest. Your job offer is contingent upon any such disclosed conflict being resolved to the satisfaction of the Board and Dun & Bradstreet’s Corporate Compliance team.

Your employment with the Company is for no specific period and constitutes at-will employment. This means that you or Dun & Bradstreet can end the employment relationship at any time, with or without cause, and without prior notice, for any reason not prohibited by law.

Proprietary Information: You understand that you have been and/or will be provided access to the Company’s Proprietary Information to perform your work at the Company prior to the start of employment. As the disclosure or misuse of the Company’s Proprietary Information would likely cause it severe injury, you agree that you will keep, secret and will not use or disclose any Proprietary Information. You also agree that you will not publish or cause to be published, release or cause to be released or otherwise make available to any third party any originals or copies of Proprietary Information or of documents containing Proprietary Information unless you have received prior written consent from the Company. (All terms are defined in the Employee Agreement).

Immigration and Naturalization Act:  In accordance with the requirements of the Immigration and Naturalization Act, as amended, you will have to present one or two acceptable (and original) documents establishing your identity and your legal right to work in the United States. See the lists of acceptable documents and other information provided on the attached sheet (refer to Attachment A).

I believe the above summary covers the major points of our offer. Your participation in the referenced plans and programs will be governed by the rules of the applicable compensation and benefit plans and programs of Dun & Bradstreet.

Tom, the Board and I look forward to working with you to advance the Company’s strategy.

If you accept the terms of employment as outlined above, please sign the enclosed copy of this letter where indicated, and return it to Roslynn Williams.

Sincerely,

/s/ James N. Fernandez
James N. Fernandez

Lead Director, Dun & Bradstreet

Accepted: /s/ Thomas J. Manning   Date: February 22, 2018

                 Thomas J. Manning